UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2013

NEW YORK MORTGAGE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue

New York, New York 10016

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

On September 25, 2013, New York Mortgage Trust, Inc. (the “Company”) announced that on September 19, 2013, it completed the purchase of a pool of distressed residential mortgage loans composed of performing and re-performing, fixed and adjustable-rate, fully-amortizing, interest-only and balloon, seasoned mortgage loans secured by first liens on one- to four-family properties for an aggregate purchase price of approximately $72.0 million. In connection with the financing of the purchase price for these loans, as well as the securitization of certain distressed residential mortgage loans previously acquired by the Company, the Company effected two separate securitization transactions that closed on September 19, 2013.

The first securitization transaction involved the contribution to a securitization vehicle of residential mortgage loans with an aggregate unpaid principal balance of approximately $37.7 million and the issuance and sale of Class A Notes by a securitization trust that resulted in gross proceeds of approximately $20.0 million. The Company retained the subordinated Class M Notes issued by the securitization trust having an initial principal amount of approximately $3.6 million. The Class A Notes bear interest at a per annum rate equal to 4.60% payable monthly and are subject to redemption starting in September 2016, at which time the securitization trust may redeem the Class A Notes or retain them as outstanding, although at an increased per annum interest rate. Subject to the satisfaction of certain conditions, the mortgage loans held by the securitization trust may be sold or liquidated from time to time. The Class A Notes, which were privately placed with a qualified institutional buyer in a transaction qualifying for resale under Rule 144A, and the Class M Notes were issued pursuant to an indenture.

The second securitization transaction involved the contribution to a securitization vehicle of residential mortgage loans with an aggregate unpaid principal balance of approximately $80.1 million and sale of notes by a securitization trust that resulted in gross proceeds of approximately $43.0 million. The notes issued pursuant to this transaction bear interest that is payable monthly at a per annum rate equal to 4.85% and are subject to redemption starting in September 2016, at which time the securitization trust will transfer the mortgage loans serving as collateral for this financing back to the Company. The Company retained a residual interest in the securitization trust. During the first year of this financing (the “Revolving Period”), no principal payments will be made on the notes. All cash proceeds generated by the mortgage loans serving as collateral for this financing and received by the securitization trust during the Revolving Period, after payment of interest on the notes, reserve amounts and certain other transaction expenses, will be available for the purchase by the securitization trust of additional mortgage loans that satisfy certain eligibility criteria. In addition, subject to the satisfaction of certain conditions, the mortgage loans held by the securitization trust may be sold or liquidated from time to time. The notes issued in this transaction, which were privately placed with a qualified institutional buyer in a transaction qualifying for resale under Rule 144A, were issued pursuant to an indenture.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC.
(Registrant)

Date: September 25, 2013	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer and President